UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 2, 2009

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-33284	04-0562086
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Second Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices, Including Zip Code)

(617) 492-5554

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Molecular Insight Pharmaceuticals, Inc. (the “Company”) entered into a Severance Agreement (the “Severance Agreement”) with Mr. Donald E. Wallroth, the Company’s former Chief Financial Officer, in connection with his termination of employment with the Company. As previously reported in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2009, Mr. Charles H. (Chuck) Abdalian, Jr. replaced Mr. Wallroth as the Company’s new Chief Financial Officer. Mr. Wallroth resumed his full-time responsibilities as a Financial Leadership Partner at Tatum, LLC.

The Severance Agreement took effect on September 2, 2009, being the day after the expiration of a seven-day revocation period after the execution by Mr. Wallroth on August 25, 2009.

Pursuant to the terms of the Severance Agreement, in exchange for Mr. Wallroth’s obligations set forth therein, the Company agreed to pay to Mr. Wallroth as severance a payment in the amount of his base salary for the twelve (12) consecutive monthly periods following the termination day, less taxes and applicable withholdings. Additionally, the Company agreed to accelerate certain unvested stock options and extend the exercise period of such accelerated options and of his other vested stock options.

Pursuant to the Severance Agreement, in exchange for the severance payments and other benefits provided therein, Mr. Wallroth agreed to release all claims against the Company and any affiliates and agreed to abide by the confidentiality, non-solicitation, and non-competition provisions set forth therein, among others.

The descriptions of the Severance Agreement is qualified in its entirety by the full text of the agreement, which is filed herewith as Exhibits 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished pursuant to Item 1.01:

10.1	Severance Agreement by and between Molecular Insight Pharmaceuticals, Inc. and Donald E. Wallroth, effective September 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 4th day of September, 2009.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

By:	/s/ Daniel L. Peters
Name:	Daniel L. Peters
Title:	President and Chief Executive Officer

Exhibit Index to Current Report on Form 8-K

Exhibit Number	Exhibit Description
10.1	Severance Agreement by and between Molecular Insight Pharmaceuticals, Inc. and Donald E. Wallroth, effective September 2, 2009.

4